UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 20, 2006
R.H. Donnelley Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-07155	13-2740040

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1001 Winstead Drive, Cary NC	27513

(Address of Principal Executive Offices)	(Zip Code)
Registrants’ telephone number, including area code: (919) 297-1600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     On February 20, 2006, the Compensation and Benefits Committee (“Committee”) of the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) established certain performance measures for fiscal year 2006 that apply to the Company’s executive officers under the Company’s annual cash incentive program pursuant to the Company’s 2005 Stock Award and Incentive Plan (the “2005 Plan”). The performance measures include advertising sales growth, adjusted EBITDA, adjusted earnings per share and free cash flow per share. Each of these measures is a non-GAAP financial measure. In its Current Report on Form 8-K furnished to the Securities and Exchange Commission on October 27, 2004, the Company disclosed that it would utilize these non-GAAP measures for executive compensation purposes, and also identified the most comparable GAAP measures, discussed quantitative reconciliations between the applicable GAAP and non-GAAP measures, and provided such other information required by Regulation G under the Securities Exchange Act of 1934 (the “1934 Act”) and Item 10(e) of Regulation S-K under the 1934 Act.
     On February 20, 2006, the Committee adopted (and the Board ratified on February 21, 2006) the following non-executive director compensation program effective April 2006. An independent executive and board compensation consultant assisted the Committee with a comprehensive review of Board compensation, including providing current market information on board compensation practices. As a result of this assessment, the consultant made certain recommendations to the Committee and the Committee made certain recommendations to the Board. Based on these recommendations, the Board has determined that we will pay each non-employee director an annual cash retainer of $40,000, except that we will pay $48,000 to each of the chairpersons of the Compensation and Benefits and Corporate Governance Committees, and $52,000 to the chairperson of the Audit & Finance Committee. In addition, each non-employee director will receive $1,200 for each Board meeting ($500 for shorter telephonic meetings) he or she attends, $1,200 for each committee meeting that he or she attends and $1,000 per committee meeting for which he or she serves as chairperson ($1,500 in the case of the Audit and Finance Committee chairperson). Committee chairpersons will be paid $800 for attendance at meetings of committees they do not chair but are required to attend. The Lead Director will receive an additional $36,000 annual retainer for his or her service in this capacity.

     In addition to their cash compensation, each non-employee director will receive 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 deferred shares of the Company’s common stock on the day of each annual shareholders meeting. All such deferred shares and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65 or a change in control of the Company. All non-cash awards to non-employee directors will be made under the 2005 Plan.
     On February 20, 2006 the Committee approved (and the Board ratified on February 21, 2006) an employment agreement for George A. Burnett, the Company’s Chairman of the Board. The employment agreement was entered into February 21, 2006 and has a term of two years commencing as of the effective time of the acquisition (the “Merger”) by Dex Media, Inc. (f/k/a/ Forward Acquisition Corp.), a Delaware corporation and wholly owned subsidiary of the Company (“Dex Media”), of Dex Media, Inc., a Delaware corporation (“Dex”), pursuant to the Agreement and Plan of Merger, dated October 3, 2005, by and among the Company, Dex Media and Dex. The Merger occurred on January 31, 2006.
     During the term of the employment agreement, Mr. Burnett’s base salary will be at an initial rate of $489,250 (the “Base Salary”), which may be increased by the Board of Directors of the Company at least annually. Mr. Burnett’s target bonus opportunity is 75% of his Base Salary. Mr. Burnett has agreed that during the term of the employment agreement he will be available for 75% of his business time to carry out his duties and responsibilities of the employment agreement. In addition, all of Mr. Burnett’s Dex options vested and were converted to stock options of the Company as the result of the Merger, and such options will remain outstanding until the earlier of certain events as set forth in the employment agreement.
     Mr. Burnett’s employment agreement also provides that upon his termination for any reason other than for cause, subject to Mr. Burnett’s execution of a general release of all claims in favor of the Company, Mr. Burnett will be entitled to his Base Salary through the termination date, a pro-rata portion of his target bonus and a cash lump sum payment equal to one and one-half (1 1/2) times his Base Salary and target bonus, which shall be subject to a minimum six (6) month delay if required to comply with Section 409A of the Internal Revenue Code.
     During the term of the employment agreement and during the twelve (12) month period following the date of termination, Mr. Burnett will be subject to non-competition and non-solicitation covenants set forth in his employment agreement.
     The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of February 21, 2006, by and between R.H. Donnelley Corporation and George A. Burnett.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation

By:	/s/ Robert J. Bush
Name: Robert J. Bush
Title: Senior Vice President and General Counsel
Date: February 23, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of February 21, 2006, by and between R.H. Donnelley Corporation and George A. Burnett.

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